EXHIBIT 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of May 14th, 2013 (the “Effective Date”) by and between STONEGATE MORTGAGE CORPORATION, an Ohio corporation (the “Company”), and DANIEL J. BETTENBURG (“Executive”).

WHEREAS, Executive and the Company previously entered into an employment agreement dated May 10, 2011 (the “2011 Employment Agreement”); and

WHEREAS, Executive and the Company desire to amend and restate the 2011 Employment Agreement to set forth the terms and conditions for the employment relationship of Executive with the Company in this Agreement, which supersedes and replaces the 2011 Employment Agreement in its entirety;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment with the Company, in each case, on the terms and subject to the conditions hereinafter set forth. Executive acknowledges and affirms that Executive is not a party to any other agreement (including without limitation a restrictive covenant, trade-secret, or non-competition agreement) which may cause the Company to incur any obligations or liabilities either to Executive or to any prior employer. Executive further represents and warrants that the execution and delivery by Executive of this Agreement and the performance by Executive of Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both, (a) violate any judgment, writ, injunction or order of any court, arbitrator, or governmental agency applicable to Executive, or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound. Executive covenants and agrees that Executive will not, in connection with the provision of services to the Company, use or disclose any information of any person or entity in violation of any contract or legal requirement.

2. At-Will Employment. Executive’s employment with the Company will be “at-will”, meaning that employment is for no specified period of time and either Executive or the Company may terminate Executive’s employment at any time for any or no reason, subject to the terms of this Agreement. Any contrary representations that may have been made to Executive shall be superseded by this Agreement.

3. Position and Responsibilities. While employed by the Company, Executive shall serve as the Company’s President. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Chief Executive Officer of the Company (“CEO”) and/or the Board of Directors of the Company (the “Board”). While employed by the Company, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and the business and affairs of the Company and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services to the Company either directly or indirectly, without the prior written consent of the Board; provided, however, Executive may engage in religious, charitable or other community activities without the approval

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of the Board as long as such services and activities are disclosed to the Board and do not materially interfere with Executive’s performance of Executive’s duties to the Company. While employed by the Company, Executive shall primarily work from the Company’s office in the Minneapolis (Twin Cities) area, but shall spend as much time at the Company’s other offices, including in Indianapolis, Indiana, as reasonably required by the CEO of the Company.

4. Base Salary. As compensation for services rendered to the Company, the Company shall pay Executive a base salary at the annual rate of $300,000. Executive’s base salary shall be redetermined annually by the Board. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in accordance with the Company’s then current payroll practices.

5. Annual Bonus. During each calendar year, Executive is eligible to participate in an annual bonus program whereby Executive has the opportunity to earn compensation (the “Annual Bonus”) of up to 200% of Base Salary as determined by the Board in its sole discretion. The Annual Bonus may be payable in cash or grants of stock, as determined by the Board. The Annual Bonus shall be due and payable at the time or times provided by the applicable bonus program.

6. Incentive Equity Compensation. Executive may, from time to time and at the sole discretion of the Board, be granted awards under and pursuant to the terms of the Stonegate Mortgage Corporation 2011 Omnibus Incentive Plan, as may be amended, or any other similar plan in effect from time to time.

7. Executive Benefits and Expenses. While employed by the Company, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time, on the same basis as those benefits are generally made available to other peer executives of the Company; provided, however, that the Company shall pay 100% of Executive’s health insurance premiums, but only to the extent that such payments would not reasonably be expected to result in the Company’s failure to comply with the nondiscrimination requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended (or any successor or similar federal or state law, rule or regulation). In the event that payment of Executive’s health insurance premiums would reasonably be expected to result in the failure to comply with Section 105(h) (or other successor or similar law, rule or regulation), in lieu of the Company’s payment of Executive’s health insurance premiums, the Company shall increase Executive’s Base Salary by an amount equal to the quotient of (x) Executive’s portion of such annual premiums paid by Executive, divided by (y) seven tenths (0.7). Executive shall earn paid vacation each year equal to the greater of: (i) paid vacation in accordance with the Company’s then current vacation policy as if Executive has been an employee of the Company for more than ten (10) years, or (ii) paid vacation earned by other executives of the Company at a level comparable to Executive. Such paid vacation days shall be taken at times mutually convenient to Executive and the Company. While employed by the Company, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with then current Company policies applicable to other executives of the Company.

8. Termination. Executive’s employment may be terminated by either party at any time and for any or no reason and such termination shall not be a breach of this Agreement; provided, however, that if Executive’s employment is not terminated for Cause (as hereinafter

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defined), the Company shall provide Executive thirty (30) days’ prior written notice of such termination (during which time the Company may require Executive to cease performing any services and not show up at any office). Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company.

(a) Termination by the Company for Cause. Executive’s employment may be terminated by the Company for Cause at any time upon delivery of written notice to Executive. If Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to receive only (i) the Base Salary through the date of termination; (ii) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination and for any costs incurred by Executive in connection with the termination of the automobile lease, if any; and (iii) such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans or policies of the Company according to their terms, all reduced by any amounts owed by Executive to the Company ((i), (ii) and, (iii) above are collectively “Accrued Rights”). Following such termination of Executive’s employment by the Company for Cause, Executive shall have no further rights to any compensation or any other benefits under this Agreement or otherwise. “Cause” shall mean termination of Executive on any of the following grounds as determined in the sole judgment of the Board: (i) continued failure by Executive to perform Executive’s material duties with respect to the Company or its affiliates for a period of more than 30 days after receipt of written notice from the Company of Executive’s failure to perform duties; (ii) fraud, misappropriation, embezzlement or acts of similar dishonesty; (iii) conviction of a felony or any other crime involving moral turpitude; (iv) illegal use of drugs or excessive use of alcohol in the workplace; (v) misconduct that may subject the Company or its affiliates to criminal or civil liability; (vi) breach of Executive’s duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (vii) intentional disregard of the Company’s policies and procedures; (viii) breach of any of the terms of this Agreement or any other agreement between Executive and the Company; (ix) adjudicated guilty in a court of competent jurisdiction for, or a settlement agreement is reached with respect to claims of, discrimination or harassment of any employee; or (x) insubordination or deliberate refusal to follow the reasonable instructions of the CEO and/or the Board.

(b) Resignation by Executive. Executive’s employment shall terminate automatically upon Executive’s resignation. Executive agrees to provide written notice to the Company at least thirty (30) days prior to the date of resignation. If Executive resigns, Executive shall be entitled to receive only the Accrued Rights plus the Annual Bonus, if any, prorated based on number of days Executive was employed by the Company during the year of termination. If Executive resigns for Good Reason (as hereinafter defined), provided that Executive gives notice of such resignation within 90 days of the condition first occurring, the Company does not cure such condition within 30 days of such notice and Executive resigns within 30 days after the Company’s failure to cure, then no later than five days after the date of resignation for Good Reason the Company shall deliver to Executive a general release of employment related claims in favor of the Company and its affiliates (the “Release”) and if Executive executes and delivers to the Company the

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Release within 21 days (or such other time as is required by law to make this Release effective and irrevocable) of delivery by the Company and if Executive does not revoke the Release during the seven day revocation period (or such other time as is required by law to make the Release effective and irrevocable), then Executive shall receive a lump sum payment on the date that the Release is effective in an amount equal to the Severance Payment (as defined below). “Good Reason” shall mean: (i) a material diminution in Executive’s Base Salary (other than a similar diminution that impacts other similarly situated executives of the Company); (ii) a material diminution in Executive’s authority, duties or responsibilities that typically would result in Executive no longer reporting to the CEO or Board; and (iii) any other action or inaction by the Company constituting a material breach of this Agreement. Following such resignation by Executive, Executive shall have no further rights to any compensation or any other benefits.

(c) Disability. Executive’s employment may be terminated by the Company if Executive (in the good faith judgment of the Board) is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company (“Disability”). Upon termination of Executive’s employment for Disability, Executive shall be entitled to receive only the Accrued Rights plus the Annual Bonus, if any, prorated based on number of days Executive was employed by the Company during the year of termination. Following Executive’s termination of employment due to Disability, Executive shall have no further rights to any compensation or any other benefits.

(d) Death. Executive’s employment shall terminate upon Executive’s death. Upon termination of Executive’s employment for death, Executive’s estate shall be entitled to receive only the Accrued Rights plus the Annual Bonus, if any, prorated based on number of days Executive was employed by the Company during the year of termination. Following Executive’s termination of employment due to death, Executive shall have no further rights to any compensation or any other benefits.

(e) Termination by the Company Without Cause. Executive’s employment may be terminated by the Company at any time without Cause. If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability), Executive shall be entitled to receive only the Accrued Rights plus the Annual Bonus, if any, prorated based on number of days Executive was employed by the Company during the year of termination. In addition, no later than five days after the date of termination by the Company without Cause, the Company shall deliver to Executive the Release and if Executive executes and delivers to the Company the Release within 21 days (or such other time as is required by law to make this Release effective and irrevocable) of delivery by the Company and if Executive does not revoke the Release during the seven day revocation period (or such other time as is required by law to make the Release effective and irrevocable), then Executive shall receive a lump sum payment on the date that the Release is effective in an amount equal to one (1) year

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of Executive’s then current Base Salary (the “Severance Payment”). Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Board and Other Resignation. Upon termination of Executive’s employment for any reason or no reason, Executive agrees that Executive shall automatically be deemed to have resigned, as of the date of such termination, from (i) the Board (and any committees thereof) of any of the Company and the Company’s affiliates, if Executive is serving on any such governing bodies; (ii) any employment or other position with the Company’s affiliates; (iii) any position with any other investment, joint venture or other entity in which the Company or any of its affiliates has rights; and (iv) any position in which Executive is acting on behalf of or as a representative of the Company (such as a trustee or administrative committee member with respect to a tax-qualified retirement plan).

(g) Return of Materials. Upon termination of Executive’s employment with the Company for any reason or no reason, Executive shall (i) cease and not thereafter commence use of any Confidential Information (as defined below) or intellectual property (including without limitation, any invention, works, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or any of its affiliates; (ii) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company or any of its affiliates; and (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

9. Confidentiality. Executive acknowledges that in the course of Executive’s employment Executive will acquire knowledge of the Company’s and its affiliates Confidential Information. Executive, in order to perform Executive’s obligations under this Agreement, must necessarily acquire knowledge of such Confidential Information, all of which Executive acknowledges are not known outside the business of the Company and its affiliates, are known only to a limited group of their top employees and directors, are protected by strict measures to preserve secrecy, are of great value to the Company and its affiliates, are the result of the expenditure of large sums of money, are difficult for an outsider to duplicate, and disclosure of which would be extremely detrimental to the Company and its affiliates. Executive acknowledges that all Confidential Information shall at all times remain the property of the Company, and the Company shall have free and unlimited access at all times to all materials containing Confidential Information and shall have the right to claim and take possession of such materials on demand. Except as required by Executive’s duties to the Company, Executive will not, during Executive’s employment by the Company or thereafter, directly or indirectly use, divulge, disseminate, disclose, or publish any Confidential Information without having first obtained written permission from the CEO to do so. Executive will safeguard and maintain secret all Confidential Information and all documents and things that include or embody Confidential

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Information. Executive acknowledges that the Company may receive confidential or proprietary information belonging to customers, or other third parties subject to the Company’s duty to not disclose said information. Accordingly, Executive hereby agrees that Executive shall not, either during employment with the Company or at any time thereafter, disclose to anyone (except as authorized by the Company in the furtherance of its business), publish, or use in competition with the Company, any such third party confidential and proprietary information. “Confidential Information” means any oral or written information disclosed to Executive or known by Executive as a consequence of or through Executive’s employment by the Company relating to the Company’s or any affiliate’s business, products, processes, or services, including, but not limited to, information relating to research, development, discoveries, concepts, and ideas, whether patentable or not including, but not limited to, apparatus, processes, methods, compositions of matter, techniques, and formulas, as well as related improvements or know-how, works of authorship fixed in a tangible medium of expression, products under development, manufacturing, processes, formulas, strategic plans, purchasing, finance, accounting, revenues, costs or expenses, engineering, marketing, selling, suppliers, customer lists, customer requirements, trade secrets and the documentation thereof; provided, however, that Confidential Information shall not include: (i) information that was publicly known prior to the date of disclosure or published or otherwise becomes publicly known after the date of disclosure through no fault of Executive; or (ii) was rightfully in the possession of or independently derived by a party to whom such information was disclosed whether before or after disclosure by Executive. If Executive is requested or becomes legally compelled to make any disclosure that is prohibited or otherwise constrained by this Agreement, Executive will provide the Company with prompt notice of the request so that it may seek an appropriate protective order or other remedy and Executive shall only disclose so much of that Confidential Information as he is required to disclose by law.

10. Limited Restricted Covenants. During employment and thereafter, it is important for the Company to protect its legitimate business interests. Therefore, this limited non-competition and non-solicitation provision is drafted narrowly so as to safeguard the Company’s legitimate business interests while not unreasonably interfering with Executive’s ability to obtain other non-competitive employment. The Company does not intend, and Executive acknowledges, that this limited non-competition provision is not an attempt to prevent Executive from obtaining other employment with any particular prospective employer, though it may prohibit Executive from soliciting certain customers and others who have business relations with the Company. As a condition of employment with the Company, Executive agrees as follows:

(a) During Employment by the Company. During Executive’s employment by the Company, Executive shall not, directly or indirectly, have any ownership interest in, work for, advise, consult with, or have any business connection with any person or entity that competes with the Company or that is planning to compete with the Company. Nor shall Executive undertake any actions with respect to competitors that could be detrimental to the Company.

(b) During Post-Employment Period. For a period of two (2) years after termination of Executive’s employment with the Company (regardless of the reason for termination, including with or without Cause, disability and resignation), Executive shall not (i) solicit or sell to any Customer (as defined below) any product or service that competes with the Company’s products or services; (ii) request or advise any Customer to withdraw, curtail, or cease such business with the Company and/or its affiliates; (iii)

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disclose to any person or entity the identities of any Customers; and/or (iv) influence or attempt to influence any employee or contractor of the Company or any of its affiliates to separate from the Company. “Customer” means any person or entity who is a customer or prospective customer of the Company and/or any of its affiliates and that (i) Executive or any other officer of the Company solicited, serviced, or sold to within two (2) years of the termination of Executive’s employment with the Company and/or (ii) Executive learned of at anytime within two (2) years of the termination of Executive’s employment with the Company.

11. Additional Restriction Matters. The provisions of Sections 8 through 14 shall survive the termination of Executive’s employment for any reason or no reason. Executive agrees that the restricted period of time in Sections 9 and 10 will be tolled during any periods of non-compliance by Executive. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 9 and 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in Sections 9 or 10 of this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

12. Injunctive Relief. Executive acknowledges that any restricted activity referred to in this Agreement including, without limitation, in Sections 9, 10 and 13 would cause irreparable injury to the Company, and further acknowledges that the remedies at law for any breach by Executive would be inadequate, and further agrees that the Company shall be entitled, if it so elects, to institute and prosecute legal proceedings to obtain temporary, preliminary, and/or permanent injunctive relief to enforce any provision without proof of actual injury or damage and without posting security. If the Company prevails in any litigation to enforce this Agreement, the Company is entitled to recover from Executive the Company’s costs and reasonable attorneys’ fees and costs incurred in enforcement.

13. Redemption Rights.

(a) Option to Purchase on Cessation of Employment. This Section 13(a) shall only apply before the date that any Shares (as defined below) become publicly traded on an established securities exchange and will not apply on and after such date.

(i) In the event Executive ceases to be employed by the Company for any reason or no reason, the Company shall have the option to purchase all, but not less than all, of the Shares (as defined in the Amended and Restated Shareholders Agreement dated May 9, 2012, as may be amended or replaced (the “Shareholders Agreement”) and shall include, without limitation, all shares of stock owned by Executive and any or all Eligible Stock Options (as defined below)) owned beneficially or of record by Executive from Executive (or, if applicable, the personal representative or estate or other appropriate successor in interest or guardian of Executive). “Eligible Stock Options” shall mean any and all vested but unexercised Company stock options for which the Fair Market

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Value (as defined in the Company’s Amended and Restated 2011 Omnibus Incentive Plan) of the Common Stock is greater than the exercise price of such stock option. The Shares that the Company elects to purchase pursuant to this subsection (a) are hereinafter referred to as the “Purchased Shares.”

(ii) Determination of Purchase Price. If such option described in subsection (i) is exercised, Executive shall sell the Purchased Shares to the Company at a purchase price (the “Purchase Price”) equal to the product of (i) the number of Purchased Shares held by Executive on the date of purchase multiplied by (ii) the Value Per Share (as hereinafter defined) of Common Stock as of the date written notice is delivered to Executive pursuant to Section 13(a) (the “Valuation Date”). “Value Per Share” means the fair value of 100% of the outstanding Common Stock of the Company (on a fully diluted, as converted basis, including, without limitation, the shares of Common Stock into which all shares of Company preferred stock outstanding immediately prior to the Valuation Date could be converted at the conversion rate then in effect) based upon the sale of the Company as a going concern to a strategically motivated and financially able buyer, without any discount for the nonliquidity or minority ownership of the Common Stock, as determined in good faith by the Board, divided by the number of issued and outstanding shares on the Valuation Date; provided, however, that in the case of an actual sale of the Company’s capital stock or substantially all of its assets before or during the one-year period the Company’s Section 13(a) option is exercisable, the Board, in its discretion, may determine that “Value Per Share” means the aggregate consideration received in connection with such a sale divided by the number of issued and outstanding shares on the Valuation Date.

(iii) Closing; Procedures. The Company’s option to purchase all, but not less than all, of the Shares pursuant to this Section 13(a) shall continue for a period of one (1) year following the cessation of employment of Executive. If the Company exercises its option pursuant to subsection (a), then the sale of the Purchased Shares pursuant to this Section must be consummated on the date set by the Company, which date shall be no later than 120 days after the Company notifies Executive that the Company has exercised its option (the “Closing”). The Closing shall occur at the headquarters of the Company. At the Closing, the Company shall pay all or the appropriate portion of the Purchase Price, and Executive must deliver properly endorsed stock certificates, signatures guaranteed, and all other documents that the Company may reasonably require for the purpose of establishing, transferring and guaranteeing absolute title to the Purchased Shares purchased, free and clear of all liens, claims or encumbrances, and obtaining the transfer of the Purchased Shares on the books of the Company.

(iv) Payment of Purchase Price. The Purchase Price shall be paid as follows: one-half ( 1/2) of the Purchase Price shall be made by certified check or wire transfer at the Closing and the balance, plus accrued and unpaid interest (at the interest rate at which the Company would then expect to borrow funds, as determined in its discretion), shall be payable on or before the first anniversary of the date of Closing (the “Closing Date”) pursuant to the terms of a promissory

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note; provided, however, that if on the Closing Date or the first anniversary thereof the funds of the Company legally available to redeem the Purchase Shares are insufficient to redeem the total number of Purchased Shares to be redeemed on such date, the Company will use those funds which are legally available therefor to redeem the maximum possible number of Purchased Shares and at any time after such date when additional funds of the Company are legally available for the redemption of the Purchased Shares, such funds will immediately be used to redeem the balance of the Purchase Shares. In addition, any unpaid portion of the Purchase Price may be repaid or pre-paid by the Company at any time and from time to time without penalty. The Company may assign its rights under Section 13(a) of this Agreement to one or more of its affiliates.

(b) Restrictive Legend. An executed copy of this Agreement will be kept on file by the Company at its principal office. Executive agrees that certificates evidencing ownership of any Shares, whether existing at the date of this Agreement or issued or reissued subsequent thereto, will bear a legend in the form required by the Company.

(c) Community Property. Unless the Company waives this requirement in writing, if, under applicable law, the Shares are the community property of a husband and wife, or any income therefrom will be community income, the spouse of Executive must become a party to and bound by the provisions of this Agreement by signing a signature page acknowledging the provisions of this Agreement and agreeing to be bound by this Agreement with respect to the Shares.

14. Miscellaneous.

(a) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflicts of laws principles thereof. The Company is headquartered in Indiana, Executive will spend time in Indiana, and Executive understands the Company’s desire and need to defend any litigation against it in Indiana. Accordingly, the parties agree that any claim of any type brought by Executive against the Company or any of its employees or agents must be maintained only in a court sitting in Marion County, Indiana or, if a federal court, the Southern District of Indiana. Executive specifically consents to personal jurisdiction in the State of Indiana. Executive further understands and acknowledges that in the event the Company initiates litigation against Executive, the Company may need to prosecute such litigation in Executive’s forum state, in the State of Indiana or in such other state where Executive is subject to personal jurisdiction. Notwithstanding any rights to a jury trial for any claims, Executive waives any right to a jury trial, and agrees that any claim of any type hereunder lodged in any court will be tried, if at all, without a jury. At the Company’s sole election, the Company may refer any litigation to arbitration through a mutually agreeable qualified arbitrator in Indiana.

(b) Compliance with Code Section 409A. This Agreement is intended to be exempt from the requirements of Code Section 409A and shall be interpreted and administered accordingly, provided that if any part of this Agreement is determined to be subject to Code Section 409A, then it is intended to comply with such requirements, and it shall be interpreted and administered to effect compliance. To effect such compliance, references to “termination of employment” and similar terms shall be deemed to mean

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“separation from service” within the meaning of Code Section 409A(a)(2)(A)(i). Notwithstanding anything herein to the contrary, to the extent that any payments of “nonqualified deferred compensation” that become payable pursuant to this Agreement as a result of a “separation from service” are required to be delayed because Executive is a “specified employee” within the meaning of Code Section 409A, such payments will be made at the earliest time permitted by Code Section 409A.

(c) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes all prior written and oral statements or agreements, including without limitation the 2011 Employment Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(d) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e) Severability. If any provision of this Agreement is determined to be unenforceable, the remaining provisions shall remain in full force and effect. The parties agree that if any provision is susceptible of two or more constructions, one of which would render the provision unenforceable, then the provision shall be construed to have the meaning that renders it enforceable.

(f) No Assignment. This Agreement and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force or effect.

(g) Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that in no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under Section 8 of this Agreement.

(h) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto.

(i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, U.S. Mail, or overnight courier, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

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If to the Company:	Stonegate Mortgage Corporation 9190 Priority Way West Drive, Suite 300 Indianapolis, IN 46240 Attn: CEO

If to Executive:	To the most recent address of Executive set forth in the personnel records of the Company

(j) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(l) Pre Suit Mediation. Prior to initiating litigation, Executive must first serve written notice to the Company within 90 days of the alleged loss setting forth in detail the nature of the alleged claim and an itemization of remedies sought. Executive must then submit to mediation in good faith, bearing 50% of the mediation expense. Failure to serve timely written notice or to mediate in good faith shall serve as a waiver of any rights to pursue litigation.

(m) Executive Acknowledgments. Executive acknowledges and agrees that Executive has carefully read this entire Agreement and has been given sufficient opportunity to discuss this Agreement with the Company before signing. In addition, Executive acknowledges and agrees that Executive has been given an adequate opportunity to consult with Executive’s lawyer, accountant, tax advisor, spouse and other persons Executive deems appropriate concerning this Agreement and the terms and conditions hereof.

(n) Subsequent Employers. Executive agrees that after the cessation of Executive’s employment with the Company for any reason or no reason, Executive will not enter into any agreement that conflicts with Executive’s obligations under this Agreement, and Executive will (and the Company may) inform any subsequent employers of Executive’s obligations under this Agreement.

[Signature Page Immediately Following]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

“Company” STONEGATE MORTGAGE CORPORATION

By:	/s/ James J. Cutillo
James J. Cutillo, CEO

“Executive”

/s/ Daniel J. Bettenburg
Daniel J. Bettenburg

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